                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                       UNITED INSURANCE COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               PRELIMINARY PROXY



                        UNITED INSURANCE COMPANIES, INC.
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                         _____________________________


                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                         _____________________________


         This statement is furnished to the stockholders of United Insurance Companies, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on April 16, 1996 at the Company's offices located at 4001 McEwen Drive, Suite 200, Dallas, Texas 75244, and at any adjournment thereof. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time before the voting thereof. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting. Where a choice or instruction is specified by the stockholder thereon, the proxy will be voted in accordance with such specification. Where a choice or instruction is not specified by such stockholder, the proxy will be voted as recommended by the Board of Directors.

         The Company's Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: UICI. This proxy statement is being mailed on or about March 29, 1996 to stockholders of record at the close of business on March 7, 1996, who are the only stockholders entitled to receive notice of and to vote at the meeting. At March 7, 1996 the Company had outstanding 38,263,745 shares of common stock. Each share of the outstanding common stock is entitled to one vote. A simple majority of the total shares outstanding is required to elect directors and ratify or approve the other items being voted on at this time.

                           1.  ELECTION OF DIRECTORS

         The Board of Directors (the "Board") has fixed the number of directors for the ensuing year at eight (8). At the meeting, it is intended that such number of directors will be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are chosen and qualified. It is intended that the proxies will be voted to elect as directors the nominees listed below. Although the Board does not anticipate that any of such nominees will be unable to serve as a director, in the event of such occurrence, the proxy holders shall have the right to vote for such substitute, if any, as the present Board of Directors may designate.

NOMINEES

         The following table sets forth the name and age of each nominee for director, his principal occupation for the past five years, the year he became a director of the Company, the number of shares of common stock of the Company which he beneficially owned as of March 7, 1996 and the percentage of the outstanding shares of common stock which that number of shares represents.

================================================================================================================
                                                         YEAR FIRST     SHARES OF COMMON
  NOMINEE, PRINCIPAL OCCUPATION, AGE AND                 ELECTED        STOCK BENEFICIALLY      PERCENT OF
  DIRECTORSHIPS                                          DIRECTOR       OWNED 3/7/96            CLASS
----------------------------------------------------------------------------------------------------------------
  RONALD L. JENSEN has served as Chairman of the             1983           8,118,544(1)            21.2%
  Board of Directors of the Company and its
  predecessor Company since December 1983.  Mr.
  Jensen served as President of the Company until
  January 1995 and the preceding five years except
  for a three-month period in 1992.  Mr. Jensen is a
  member of the Executive and Stock Option Committees
  of the Board of Directors.  Mr. Jensen is the sole
  owner of United Group Association ("UGA").
  Age: 65
                                                             1984             150,524(2)(3)           (4)
  GARY L. FRIEDMAN, has served as a Director of the
  Company since 1984.  He is a member of the Stock
  Option Committee of the Board of Directors.  Mr.
  Friedman has served as Director and Treasurer of
  UGA since August 1985, and as Secretary of UGA
  since July 1990.  Mr. Friedman has served as a
  Director and Secretary of Matrix Telecom, Inc.
  since 1994.
  Age:  41                                                   1989              25,325                 (4)

  J. MICHAEL JAYNES has served as a Director of the
  Company since January 1989.  He is a member of the
  Audit and Stock Option Committees of the Board of
  Directors.  Mr. Jaynes has been a sole practitioner
  of law in Irving, Texas since 1974.
  Age:  48                                                   1989              69,746(5)(6)           (4)

  RICHARD J. ESTELL has served as Executive Vice
  President and Director of the Company since January
  1989.  He is a member of the Executive, Investment
  and Audit Committees of the Board of Directors.
  Mr. Estell has served as Chairman of the Board for
  Mid-West National Life Insurance Company of
  Tennessee ("Mid-West") and The MEGA Life and Health
  Insurance Company ("MEGA") and as President of MEGA
  since January 1989.  He has served as Chairman of
  the Board of The Chesapeake Life Insurance Company
  ("Chesapeake") since November 1991.
  Age: 50                                                    1991               8,340                 (4)

  RICHARD T. MOCKLER has served as a Director of the
  Company since January 1991.  Mr. Mockler is a
  member of the Audit Committee of the Board of
  Directors.  Mr. Mockler retired as a partner with
  Ernst & Young, CPA's, in 1989, after 27 years of
  service.  Mr. Mockler served as a member of the
  Board of Directors of Georgetown Railroad Company
  from 1990 to 1991 and has served as a member of the
  Board of Directors of  Georgetown Rail Equipment
  Company since 1994.  Mr. Mockler has served as a
  Director of Snead Research Labs since 1995.
  Age:  58
================================================================================================================

================================================================================================================
                                                         YEAR FIRST     SHARES OF COMMON STOCK    PERCENT OF
  NOMINEE, PRINCIPAL OCCUPATION, AGE AND                 ELECTED        BENEFICIALLY              CLASS
  DIRECTORSHIPS                                          DIRECTOR       OWNED 3/7/96
----------------------------------------------------------------------------------------------------------------
  VERNON R. WOELKE has served as a Director of the           1991            194,510(5)               (4)
  Company since January 1991 and as Vice President
  and Treasurer since 1985.  Mr. Woelke is a member
  of the Executive and Investment Committees of the
  Board of Directors.  He has served as a Director of
  MEGA since 1988, Vice President since April 1991
  and Treasurer from April 1988 to April 1991; and as
  President of Mid-West since 1988 and as a Director
  since 1987.  He has also served as a Director and
  Executive Vice President of Chesapeake since
  November 1991.
  Age:  47
                                                             1995            450,977(2)(5)           1.2%
  W. BRIAN HARRIGAN has served as President and Chief
  Executive Officer ("CEO") of the Company since
  January 1995 and as a Director since February 1995.
  Mr. Harrigan has served as President of WinterBrook
  Holdings, Inc. since October 1993.  From July 1987
  until October 1993, Mr. Harrigan served as
  Executive Vice President of Westport Management
  Services, Inc.
  Age:  41                                                   1996            104,285(5)               (4)

  CHARLES T. PRATER  has been a division manager of
  the Company since 1983.  He has served as a Vice
  President of the Company since 1993 and as a
  Director since March 1996.  Mr. Prater is Chairman
  of the Investment Committee of the Board of
  Directors.
  Age: 44
================================================================================================================




_________________________

(1) Does not include shares owned directly or indirectly by Mr. Jensen's five adult children, or shares owned by the R.L. Jensen Foundation Charitable Trust as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly own in the aggregate approximately 7.6% of the outstanding common stock. Mr. Jensen's adult children are also the stockholders of Onward & Upward, Inc., which owns approximately 8.2% of the outstanding common stock.
(2) Includes shares of common stock held as of March 7, 1996 by the Trustees of a retirement trust.
(3) Includes 1,200 shares indirectly owned by Mr. Friedman through his interest in a partnership.
(4)      Owns less than 1% of the outstanding common stock.
(5) Includes shares of common stock held as of March 7, 1996 by the Trustees under the Company's Employee Stock Ownership Plan. (The shares held under the Plan purchased with contributions made by the Company are subject to the vesting requirements of the Plan.)
(6) Includes 8,000 shares owned by Mr. Estell's wife and 800 shares owned by his minor son.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the name and address of each person known by management to own beneficially five percent or more of the Company's common stock as of March 7, 1996, the number of shares beneficially owned by such person and the percent of the class so owned and the amount of common stock beneficially owned by all directors and officers as a group and the percent of the class so owned.



                                                                    AMOUNT
                                                                  BENEFICIALLY                        PERCENT
TITLE OF CLASS            NAME & ADDRESS                              OWNED                           OF CLASS
--------------            --------------                          ------------                        --------
Common Stock              Ronald L. Jensen                           8,118,544(1)                      21.2%
                          5215 N. O'Connor, Suit 300
                          Irving, Texas   75039

Common Stock              Onward & Upward, Inc.                      3,088,444                          8.1%
                          2121 Precinct Line Road
                          Hurst, Texas 76054

Common Stock              All officers and directors                 9,164,317(1)(2)(3)(5)(6)(7)       24.0%
                          as a group (10 individuals)

_________________________

For references (1), (2), (3), (5), and (6), see footnotes on previous page.
(7) Includes 16,000 shares subject to options granted under the Company's Employee Stock Option Plan.



Under the securities laws of the United States, the Company's directors, executive and certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and, in the Company's case, the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1995. All of these filing requirements were satisfied by the Company's directors, officers and ten percent holders, except that Richard T. Mockler failed to report one indirect acquisition. In making this statement, the Company has relied on the written representations of its incumbent directors, officers and ten percent holders and copies of the reports filed with the Commission.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During the fiscal year ended December 31, 1995, the Board of Directors of the Company held twelve meetings.

         The Audit Committee consists of three directors: namely, Richard J. Estell, J. Michael Jaynes and Richard T. Mockler. The Committee held two meetings during 1995. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of the Company's internal financial and accounting staff, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff.

         The Executive Committee consists of four directors: namely, Ronald L. Jensen, W. Brian Harrigan, Richard J. Estell and Vernon R. Woelke. The Committee met three times during 1995. The Executive Committee has all of the authority of the full Board of Directors in the management of the business and affairs of the Company.

         The Investment Committee consists of three directors:  namely, Richard
J. Estell, Vernon R. Woelke and Charles T. Prater. The Committee met seven times during 1995. The Investment Committee oversees the Company's investments.

         The Stock Option Plan Committee met one time during 1995. Ronald L. Jensen, Gary L. Friedman and J. Michael Jaynes have been committee members since the last annual meeting. The Committee administers the Stock Option Plan.

         The Company does not have a Nominating Committee. Board of Director nominees are proposed by existing Board members and Company management.

COMPENSATION OF DIRECTORS

         The two outside directors of the Company, J. Michael Jaynes and Richard T. Mockler, are entitled to receive compensation for each Board meeting and each Audit Committee meeting attended. During 1995, Messrs. Jaynes and Mockler received $1,500 for each Board meeting attended and $750 for each Audit Committee meeting attended as compensation for their services.

EXECUTIVE COMPENSATION


              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors is not directly involved in the executive compensation policies of the Company. Mr. Jensen performs the duties of the compensation committee and informs the Board of Directors of the proposed compensation for the executive officers of the Company. The factors considered by Mr. Jensen include the individual's contribution to the long-term financial goals of the Company, his perception of the individual's potential to contribute to the future of the Company, planned or actual changes in functional responsibility, and other factors which he considers important.

                                  Submitted by the Company's Board of Directors:

                                  Ronald L. Jensen            Gary L. Friedman
                                  Richard J. Estell           J. Michael Jaynes
                                  Richard T. Mockler          Vernon R. Woelke
                                  W. Brian Harrigan           Charles T. Prater

         The table below discloses compensation information for the CEO and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994, and 1993.

                           SUMMARY COMPENSATION TABLE


                                                                            Long-Term
                                                                           Compensation                      All Other
                                            Annual Compensation            ------------     Securities        Compen-
 Name and Principal               -------------------------------------   Restricted Stock  Underlying        sation
     Position           Year      Salary ($)    Bonus($)      Other ($)     Awards(a)($)    Options(#)        (b)($)
-------------------------------------------------------------------------------------------------------------------------
W. Brian Harrigan,      1995        226,538         ---      65,359(d)         62,000            ---           8,738
President & CEO and     1994            ---         ---           ---             ---     400,000(e)             ---
Director(c)             1993            ---         ---           ---             ---            ---             ---


Richard J. Estell,      1995        200,000     282,009            ---            ---            ---          11,023
Executive Vice          1994        200,000     135,838            ---            ---            ---          10,486
President and Director  1993        200,000      85,000            ---            ---            ---          12,313


Charles T. Prater,      1995        119,514     126,211            ---         62,000            ---          10,140
Vice President and      1994         94,994     120,800            ---            ---            ---           9,010
Director                1993         94,994     114,684            ---        107,500            ---           7,236


Robert B. Vlach, Vice   1995        115,284      21,211            ---            ---            ---          10,212
President,  Secretary   1994        101,000      15,820            ---            ---            ---           8,455
and General Counsel     1993         97,769         ---            ---            ---            ---           7,358


Vernon R. Woelke,       1995         95,000      35,269            ---            ---            ---           9,729
Vice President,
    Treasurer           1994         95,000         ---            ---            ---            ---           8,810
and Director            1993         95,010      20,000            ---         98,000            ---           7,268

Footnotes

(a) This column shows the market value of restricted stock issued on date of grant less amount paid, if any, by the individuals listed in the table. Dividends are paid, if any, to holders with respect to restricted stock at the same rate paid to all stockholders. The aggregate holdings/value of restricted stock, less amount paid, if any, on December 31, 1995 by the individuals listed in this table, are: W. Brian Harrigan, 16,000 shares/$228,000; Charles T. Prater, 40,000 shares/$627,000; and Vernon R. Woelke, 19,200 shares/$326,400.
(b)      Includes Company contributions to its Employee Stock Ownership Plan.
(c)      W. Brian Harrigan joined the Company as President and CEO in January
         1995.
(d) The Company made payments on W. Brian Harrigan's behalf related to his relocation.
(e)      Restated to reflect four-for-one stock split effective June 1, 1995.

         The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the year ended December 31, 1995, the aggregate dollar value realized upon exercise, the total number of unexercised stock options, if any, held at December 31,1995, and the aggregate dollar value of in-the-money, unexercised stock options, if any, held at December 31,1995.


                       AGGREGATED STOCK OPTION EXERCISES
                          IN 1995 AND YEAR-END VALUES


                                                                                            Value of Unexercised
                                                              Number of Unexercised         In-the-Money Stock
                          Shares                           Stock Options at Year End (#)    Options at Year End ($)(a)
                          Acquired on        Value         --------------------------------------------------------------
Name                      Exercise(#)      Realized ($)    Exercisable    Unexercisable     Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------------------------------
W. Brian Harrigan         - - - - -        - - - - -        - - - - -        - - - - -        - - - - -        - - - - -

Charles T. Prater         - - - - -        - - - - -        - - - - -        - - - - -        - - - - -        - - - - -

Richard  J. Estell        - - - - -        - - - - -        - - - - -        - - - - -        - - - - -        - - - - -

Robert B. Vlach               8,000           52,750           16,000            4,000          259,875           64,000

Vernon R. Woelke          - - - - -        - - - - -        - - - - -        - - - - -        - - - - -        - - - - -

(a)      The closing stock price at December  31, 1995 was  $18.875.

                      FIVE - YEAR PERFORMANCE COMPARISON

           The graph below demonstrates a comparison of cummulative total returns for the Company as compared with the NASDAQ Stock Market Index and the NASDAQ Insurance Stocks Index.


                                   [GRAPH]




----------------------------------------------------------------------------------------------------------
                                               1990       1991       1992      1993       1994      1995
----------------------------------------------------------------------------------------------------------
United Insurance Companies, Inc. (UICI)        100        145        219       283        378       839
----------------------------------------------------------------------------------------------------------
NASDAQ Stock Market Index                      100        187        187       215        210       296
----------------------------------------------------------------------------------------------------------
NASDAQ Insurance Stocks Index                  100        141        191       204        192       273
----------------------------------------------------------------------------------------------------------



          Assumes $100 invested on December 31, 1990 in UICI Common
                Stock, the NASDAQ Stock Market Index, and the
                       NASDAQ Insudrance Stocks Index.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Company has an Employee Stock Ownership Plan which permits the Company to make contributions on behalf of eligible employees either in the form of Shares of the Company or in cash which is invested in such Shares, thereby increasing the employees' ownership in the Company. Shares contributed to the Plan or purchased with the Company's contributions are allocated to the participant's account at the end of each Plan Year and forfeitures are allocated to employees who are participants on the last day of the Plan Year based upon the ratio of each participant's annual credited compensation (up to $40,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Each participant's vested interest in the Plan is at all times nonforfeitable and is distributable only upon death or termination of employment.


EMPLOYEE STOCK OPTION PLAN

         The purpose of the United Insurance Companies, Inc. Stock Option Plan (the "Plan") is (a) to secure and retain key personnel of outstanding ability who are or may be employed by the Company or its subsidiaries, non-employee Directors of the Company and/or its subsidiaries, and non-employee individuals who contribute to the success and growth of the Company by the performance of past, present or future services to the Company and/or its subsidiaries; and
(b) to provide additional motivation to such persons to exert their best efforts on behalf of the Company. The Stock Option Committee has the authority, in its sole discretion, to name optionees and to grant shares to optionees. Each option is granted in consideration of an optionee (i) being or agreeing to become an employee or officer of the Company or a subsidiary of the Company, (ii) being or agreeing to become a non-employee director of the Company or a subsidiary of the Company, or (iii) performing or agreeing to perform services, on a non-employee or independent contract basis, for or on behalf of the Company or a subsidiary of the Company. The option price is the closing price at which the common stock of the Company traded on the date the option is granted. If the stock was not traded on the date the option was granted, then the option price is determined by using the closing price for the stock on the last trading date preceding the date the option was granted. The options become exercisable 20% per year beginning one year following grant.
The expiration date of an option is the thirtieth day following the fifth anniversary of the date the option is granted, except as set forth in the Plan for certain events, including permanent disability, death or termination. Options are not transferrable by the optionee other than by will or by the laws of descent and distribution. The total number of shares of common stock of the Company reserved for issuance under the Plan is 1,259,533. Effective March, 1995, the Committee granted 20,000 options at an option price of $10 (amounts adjusted to reflect four-for-one stock split effective June 1, 1995) to a Senior Vice President of the Company. However, these options were forfeited upon such individual's resignation in January 1996.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Ronald L. Jensen, Chairman of the Board of Directors of the Company, is the owner of United Group Association ("UGA") which receives commissions from insurance subsidiaries of AEGON USA, Inc. (referred to collectively as "AEGON") with respect to insurance policies that the Company coinsures. In 1995, UGA received $45,514,000 in such commissions. In 1995, through the coinsurance agreements with AEGON, the amount of these commissions received by UGA attributable to the Company was $26,096,000.

         UGA generates sales leads for agents and management expertise for an insurance subsidiary of the Company. In 1995, the insurance subsidiary of the Company paid UGA $4,265,000 for such leads.

         UGA markets products which are directly underwritten by insurance subsidiaries of the Company. During 1995, the insurance subsidiaries paid commissions of $1,934,000 to UGA.

         In 1991, the Company entered into an agreement whereby it retired a portion of the convertible subordinated debentures at par and issued a warrant to purchase 357,600 shares of the Company's common stock for $2.00 per share (share and per share amounts were restated to reflect four-for-one stock split effective June 1, 1995). The agreement was with Onward and Upward, Inc. which is a corporation owned by the five adult children of Mr. Jensen. Onward and Upward, Inc. and the five adult children are hereinafter collectively referred to as Onward and Upward. During 1995, 20% of the warrants were exercised and 71,520 shares of common stock were issued for proceeds of $178,800. At December 31, 1995, there were 71,520 warrants outstanding. The remaining warrants expire on July 1, 1996.

         Onward and Upward owns common stock of various subsidiaries of the Company. Onward and Upward has granted the Company a right of first refusal to purchase its ownership of the subsidiaries' stock at prices based on a predetermined formula. Onward and Upward has the right to require the Company to purchase its ownership in the subsidiaries' stock at prices based on a predetermined formula. This obligation at December 31,1995 was approximately $10,250,000.

         The Company's Chairman of the Board has partial ownership in Frey & Associates, an advertising agency that provides marketing, printing and graphic design services to the Company. In 1995, the Company paid the agency $301,470 for such services.

         During 1995, the Company issued 427,900 shares of its common stock to the Company's President and Chief Executive Officer in exchange for his 97.25% ownership in the outstanding common stock of WinterBrook Holdings, Inc. (WinterBrook). The Company also purchased the remaining 2.75% of WinterBrook outstanding common stock from an unrelated individual. WinterBrook holds a majority interest in seven companies.

         In November 1994, the Company extended a $10,000,000 line of credit to a related company in which the Chairman of the Board of the Company has an ownership interest. The line of credit bears interest at the rate of prime plus two percent (2%) maturing December 31, 1997. The line of credit is collateralized by certain tangible assets that the related company presently owns. The line of credit is guaranteed by the Company's Chairman of the Board. At December 31, 1995, the related company had drawn the full $10,000,000 on the line of credit. In 1995, the Company received $483,000 in interest income.

         At December 31, 1995, the Company had an unsecured loan payable to the Chairman of the Board of the Company in the amount of $10,735,000, bearing interest at the prime rate of a local bank, and is due on demand.

         On December 29, 1995, the Company sold $26,481,000 of credit card loans to a trust established for Onward and Upward for the benefit of investors in certificates representing undivided fractional interests in the trust.
This transaction was accounted for as a sale. The transaction did not result in a gain or loss for the Company. The Company purchased a participating interest in the trust totaling $11,481,000.

         During 1995, the Company and UGA entered into an agreement whereby the Company receives a 20% interest in the profits or losses of certain agency activities. During 1995, these activities had losses of $1,638,000. It is expected that these activities will result in a small gain for the Company during the three-year period ending December 31, 1997.

         The Chairman of the Board of Directors of the Company is partial owner of Matrix Telecom, Inc. ("Matrix"), a telephone company. Matrix provides all the long distance telephone services for the Company at rates which are as low or lower than what can be obtained from unrelated long distance telephone companies. In 1995, the Company paid Matrix $686,180 for long distance telephone services.

         Charles T. Prater, Vice President and Director of the Company, has outstanding debt owed to the Company in the amount of $128,000 at December 31, 1995. The debt is in connection with the purchase of restricted stock of the Company. The largest aggregate amount of debt outstanding owed by Mr. Prater to the Company during the year ended December 31,1995 was $128,000. The debt bears interest at the prime rate of a local bank and interest is due monthly. The outstanding amount of the debt owed to the Company at March 1, 1996 was $58,000.

         W. Brian Harrigan, President, CEO and Director of the Company, has outstanding debt owed to the Company in the amount of $74,000 at December 31, 1995, which was also the largest amount of debt outstanding during the year ended December 31, 1995. The debt is in connection with the purchase of restricted stock of the Company in January 1995. The debt bears interest at the prime rate of a local bank and interest is due monthly. The outstanding amount of the debt owed to the Company at March 1, 1996 was $59,200.

         During 1995, the Company issued 28,947 shares of its common stock to one of the adult children of Mr. Jensen in exchange for his 80% ownership in the outstanding common stock of Association Dental Plan, Inc ("ADP"). The Company also purchased the remaining 20% of ADP outstanding common stock from an unrelated individual.


                  2.  RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors reappointed the firm of Ernst & Young, LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1996. In recommending ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors has satisfied itself as to that firm's professional competence and standing. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

         THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" THIS RATIFICATION.


               3.  PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                            TO CHANGE CORPORATE NAME

         The Board of Directors has unanimously approved a proposed amendment to the Company's Certificate of Incorporation, subject to approval by the Stockholders, to change the name of the Corporation to "UICI". If a majority of the Stockholders vote in favor of the name change, Article One of the Certificate of Incorporation will be amended as follows:


                                   "ARTICLE I

                       "THE NAME OF THE COMPANY IS UICI."

         The Company is a financial services company with interests in life and health insurance and related services, including the administration and delivery of managed healthcare programs to select niche markets. Because of the diversification of the Company's activities, the Board of Directors believes it is desirable to change the name of the Company so as not to focus solely on the business of insurance as the present name reflects.

         If the change of the Company's name is approved, it will not be necessary to surrender stock certificates to the Company for reissuance.

         The affirmative vote of a majority of the outstanding shares of common stock is needed to approve the proposed amendment to the Company's Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY, AS DESCRIBED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


               4.  PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                    TO INCREASE AUTHORIZED COMMON STOCK AND
                       TO PROVIDE FOR NEW SERIES OF STOCK

         The Company's Certificate of Incorporation presently authorizes the issuance of 40,000,000 shares of Common Stock, $0.01 par value. As of December 31, 1995, 38,219,770 shares of Common Stock were issued and outstanding, and 1,259,533 shares are reserved for issuance under the United Insurance Companies, Inc. Stock Option Plan.

         Because of the limited number of shares of Common Stock remaining to be issued, on January 29, 1996, the Board of Directors declared it advisable that the Certificate of Incorporation of the Company be amended, subject to approval by the stockholders, to increase the authorized shares of Common Stock from 40,000,000 to 50,000,000 shares. Also, on January 29, 1996, the Board of Directors declared it advisable that the Certificate of Incorporation of the Company be further amended to provide for the creation of a new class of stock to be designated Preferred Stock which shall consist of Ten Million (10,000,000) shares each with a par value of $0.01. If a majority of the Stockholders vote in favor of the increase in the authorized shares of Common Stock and for the creation of the new series of stock, Article Four of the Certificate of Incorporation will be amended as follows:

                                  "ARTICLE IV

                 "The Company is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock'. The total number of shares which the Company is authorized to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of One Cent ($0.01) per share and Ten Million (10,000,000)) shares of Preferred Stock with a par value of One Cent ($0.01) per share.

                 "The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Company is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, dividend rates, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         The proposed amendment to Article Four of the Certificate of Incorporation would increase the authorized Common Stock to Fifty Million (50,000,000) shares, $0.01 par value, and would authorize

Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value, which may be divided and issued from time to time in one or more series designated by the Board of Directors. The proposed amendment vests in the Board of Directors the authority to fix by resolution any designations, preferences, relative rights and limitations of the Preferred Stock and of any series thereof which may be established by the Board of Directors.

         The Board of Directors' resolutions proposing the amendment to Article Four of the Certificate of Incorporation authorize the Board of Directors to abandon the proposed amendment at any time prior to filing of the Certificate of Amendment with the State of Delaware, notwithstanding the adoption of the proposed amendment by the stockholders. The Board of Directors does not presently foresee any circumstances that would cause the Board to abandon the proposed amendment to Article Four of the Certificate of Incorporation.

         The Board of Directors believes it is desirable to have the additional shares of Common Stock that would be authorized by the proposed amendment available for issuance in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or stock splits, employee benefit plans and proper corporate purposes. Having such additional authorized shares available will give the Company greater flexibility by permitting such shares to be issued without the expense and delay of a special meeting of stockholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. In that regard, the Company is currently considering a public offering of Common Stock, in an amount, and upon terms and conditions, to be determined. However, the Board has not yet approved any such public offering. If approved, the further authorization by the stockholders for the issuance of the Common Stock in such offering will not be solicited. Any such offering will only be made by means of a prospectus. The Board does not have any other current plans to issue any of the additional shares for the purpose of a merger, consolidation, acquisition or for any similar matters.

         The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. The holders of the Common Stock do not presently have pre-emptive rights to subscribe for any of the Company's securities and will not have any such rights to subscribe for the additional Common Stock proposed to be authorized.

         If the proposed amendment is adopted, the Board of Directors will have authority to cause the issuance, from time to time, of Preferred Stock and one or more series thereof for any proper purpose without further stockholder approval, except where, because of the particular circumstances under which any of such shares will be issued, stockholder approval is required by law. Each series of Preferred Stock is required to be distinctly titled and consists of the number of shares designated by the Board of Directors. The Board of Directors is expressly vested with the right to determine, with respect to the Preferred Stock and each series thereof, the following: (a) whether such shares shall be granted voting rights and, if so, to what extent and upon what terms and conditions; (b) the rates and times at which, and the terms and conditions on which, dividends, if any, on such shares shall be paid and any dividend preferences or rights of cumulation; (c) whether such shares shall be granted conversion rights and, if so, upon what terms and conditions; (d) whether the Company shall have the right to redeem such shares and, if so, upon what terms and conditions; (e) the liquidation rights, if any, of such shares, including whether such shares shall enjoy any liquidation preference over the Common Stock and, if so, to what extent; and (f) the other designations, preferences, relative rights and limitations, if any, attaching to such shares.

         In the opinion of the Board of Directors, it is desirable to authorize such Preferred Stock so as to afford the Company the flexibility necessary to take immediate advantage of an attractive business opportunity if one should become available, or to aid in future financing, or for other proper business purposes. Although at the present time the Company does not have any plans, arrangements or understandings which contemplate the issuance of any shares of Preferred Stock, the Board of Directors considers it advisable to have available the shares of Preferred Stock for any proper purposes determined by the Board of Directors. The availability of the Preferred Stock for issuance, with authority of the Board of Directors to establish series having different designations, preferences, relative rights and limitations, will afford the Company a considerable degree of flexibility in meeting the needs resulting from corporate developments. The Board of Directors does not presently intend to secure any further approval from the stockholders prior to authorizing or issuing such Preferred Stock, or any series thereof, except where such approval is required by law.

         The issuance of additional shares of Common Stock or Preferred Stock could be used to make a change in control of the Company more difficult if the Board caused such shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. In addition, the availability of the additional shares might discourage an attempt by another person or entity to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock, since the issuance of additional shares of Common Stock or the issuance of Preferred Stock could dilute the stock ownership of such person or entity. Further, the existence or issuance of such shares may make it more difficult or discourage attempts to remove incumbent management.

         The affirmative vote of a majority of the outstanding shares of Common Stock is needed to approve the proposed amendments to the Company's Certificate of Incorporation.

         THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK AND TO PROVIDE FOR THE CREATION OF A NEW CLASS OF STOCK TO BE DESIGNATED PREFERRED STOCK, AS DESCRIBED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                                5. OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the meeting. However, if any matter not known is presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote with respect to any such matters in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in 1997 must be received by the Company on or before November 30, 1996 for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting.

                            EXPENSES OF SOLICITATION

         The Company will bear the cost of solicitation of proxies. The solicitation of proxies by mail may be followed by telephoning or other personal solicitation of certain stockholders and brokers by some officers or other employees of the Company. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their reasonable expenses in so doing.

                                        By Order of the Board of Directors




                                        Robert B. Vlach, Secretary

Date:  March 29, 1996
                                        __________

         IT IS URGED THAT PROXIES BE RETURNED PROMPTLY.    THEREFORE,
STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF
PROXY.

                        UNITED INSURANCE COMPANIES, INC.
                                     PROXY
               4001 McEwen Drive, Suite 200, Dallas, Texas 75244

          This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Mark D. Hauptman and Robert B. Vlach as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of United Insurance Companies, Inc. held of record by the undersigned on March 7, 1996 at the annual meeting of stockholders to be held on April 16, 1996 or any adjournment thereof.

1.  ELECTION OF DIRECTORS               FOR all nominees listed below (except
                                        as marked to the contrary below) [ ]
                                        WITHHOLD AUTHORITY to vote for all
                                        nominees listed below [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Ronald L. Jensen, Gary L. Friedman, Richard J. Estell, J. Michael Jaynes, Vernon R. Woelke, Richard T. Mockler, W. Brian Harrigan and Charles T. Prater:

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3.  PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION to change corporate name:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                           (Continued on other side)

                          (Continued from other side)

4. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION to increase the number of authorized shares of common stock and to provide for a new series of stock to be known as Preferred Stock:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1, 2, 3 and 4. Please sign exactly as name appears on the
label below.  When shares are held by joint tenants, both should sign.   When
signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                        Dated                             , 1996
                                              ----------------------------


                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature


                                        PLEASE MARK, SIGN, DATE AND RETURN PROXY
                                        CARD PROMPTLY.

                        UNITED INSURANCE COMPANIES, INC.
                                     PROXY
               4001 McEwen Drive, Suite 200, Dallas, Texas 75244

                      Voting Instructions to ESOP Trustees

         The undersigned participant in the United Insurance Companies, Inc. Employee Stock Ownership Plan (the "ESOP") hereby instructs the Trustees of the ESOP to vote as directed herein all shares of common stock of United Insurance Companies, Inc. held of record on March 7, 1996 by the Trustees for the undersigned participant's account under the ESOP. Such shares are to be voted in person or by proxy by the Trustees at the annual meeting of stockholders to be held on April 16, 1996 or any adjournment thereof. The substance of the proxy solicited on behalf of the Board of Directors is set forth below.

1.  ELECTION OF DIRECTORS               FOR all nominees listed below (except
                                        as marked to the contrary below)[ ]
                                        WITHHOLD AUTHORITY to vote for all
                                        nominees listed below [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Ronald L. Jensen, Gary L. Friedman, Richard J. Estell, J. Michael Jaynes, Vernon R. Woelke, Richard T. Mockler, W. Brian Harrigan and Charles T. Prater:

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3.  PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION to change corporate name:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                           (Continued on other side)

                          (Continued from other side)


4. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION to increase the number of authorized shares of common stock and to provide for a new series of stock known as Preferred Stock:

              [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         This Proxy when properly executed will direct the Trustees of the Employee Stock Ownership Plan to vote in the manner directed herein. If no direction is made by an ESOP participant, the shares so held by the ESOP for such participant will be voted by the Trustees in the ratio of the results of the Instructions received by the Trustees.

         Please sign exactly as name appears on the label below.

                                        Dated                             , 1996
                                              ----------------------------



                                        ----------------------------------------
                                        Signature

                                        PLEASE MARK, SIGN, DATE AND RETURN PROXY
                                        CARD PROMPTLY.